YELLOWCAKE MINING INC.
Suite 219, 7 Ashland Road
Caldwell, NJ  07006

Telephone: ·732.889.1558

REVERSE SPLIT

November 9, 2010 Trading Symbol: OTCBB  YCKM

Yellowcake Mining Inc. (the “Company”) announces that its board of directors has approved a one (1) for 3,700 reverse stock split of the Company’s authorized and issued and outstanding common stock. The record date for the reverse split is the close of business on December 6, 2010.  The Company will announce the effective date of the reverse split upon receipt of final approval from FINRA, which is expected to be in December 2010. The new shares are expected to be issued by the Company’s transfer agent when certificates are physically surrendered, by replacing each 3,700 shares surrendered with one new share, or if part of the DTC System, shares will be automatically adjusted for on the same basis.

On behalf of the Board of Directors

Lisa Lopomo, President

Contact:
Yellowcake Mining Inc.
Lisa Lopomo
President
732.889.1558